EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 1, 2010, by and between INVESTORS CAPITAL HOLDINGS, LTD, a Delaware corporation having its principal place of business at 230 Broadway E., Lynnfield, Massachusetts 01940 (the “Company”), and THEODORE E. CHARLES, residing at 65 Eastern Point Blvd., Gloucester, Massachusetts, 01930 (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement entered into as of August 8, 2000 (the “Former Employment Agreement”);

WHEREAS, the Executive has been employed as the Chairman of the Board, President and Chief Executive Officer of the Company;

WHEREAS, the Executive has relinquished his positions as President and Chief Executive Officer of the Company;

WHEREAS, the Executive and the Company each have entered into that certain consultant agreement of even date herewith (the “Consultant Agreement”) pursuant to which the Executive will render certain services to the Company upon certain terminations of his employment under this Agreement; and

WHEREAS, the parties desire by this writing to set forth their intentions with respect to the employment relationship between the Executive and the Company and to replace the Former Employment Agreement.

NOW, THEREFORE, it is AGREED as follows:

1.                  Employment; Duties.

a.         Employment.  The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment by the Company, as the Chairman of the Company.  The Executive also agrees to serve as Chairman of Investors Capital Corporation (“ICC”) and a Director and Chairman of the Board of the Company and ICC if elected to such positions without additional compensation, and the Company agrees to include the Executive on management’s slate of directors for ICC and the Company.

b.         At-Will Employment.  The Executive and the Company agree that the Executive’s employment with the Company constitutes “at-will” employment.  The Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice by one party to the other party as provided in this Agreement, with or without cause or for any or no reason, at the option either of the Company or the Executive.  However, as described in this Agreement, the Executive may be entitled to certain benefits depending upon the circumstances of the Executive’s termination of employment.

c.         Duties.  Reporting to, and subject to the direction of, the Board of Directors of the Company (the “Board”), the Executive shall act as an advisor to the Board and the chief executive officer of the Company (the “CEO”) on strategic planning, business development and industry and community relations of the Company and its subsidiaries and shall perform such duties and shall have such powers, not inconsistent with those of similarly situated executive officers, that are delegated to him by the Board.

d.         Other Entities.  The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Board.  As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control with the Company.

2.                  Base Compensation.  The Company agrees to pay the Executive so long as he is employed pursuant to this Agreement a base salary at the total rate of Four Hundred Thousand Dollars ($400,000) per annum commencing with the Commencement Date (as defined below) or at such higher rate as the Board may thereafter establish (the "Base Salary").  The Base Salary shall be payable on the same schedule as salaries of other executive officers of the Company are paid.  Once increased, the Executive’s Base Salary may not thereafter be decreased.  The Company will pay the Executive the Base Salary for so long as the Executive is an employee of the Company hereunder.  The Commencement Date shall be April 1, 2010.

3.                  Term.  The Executive’s employment by the Company pursuant to this Agreement is for the period commencing on the Commencement Date and ending thirty-six (36) months thereafter or on such earlier date as is determined in accordance with Sections 10 or 12 of this Agreement or such later date as provided herein (the “Term”).  On the first anniversary of the Commencement Date and on each successive anniversary of such date thereafter the Term shall be extended for one additional year, unless this Agreement is sooner terminated as provided in Sections 10 or 12, unless either the Board or the Executive advises the other, in writing no less than ninety (90) days prior to any anniversary of the Commencement Date that this Agreement will no longer be extended.

4.                  Equity Participation.

The Executive will participate in the Company’s stock equity plans on at least an annual basis at levels comparable to the most senior executives of the Company.  For purposes hereof the term “most senior executives of the Company” means the CEO, president and chairman.

5.                  Cash Bonuses.

The Company shall be entitled to participate in an annual cash bonus plan with the terms thereof, including the amount of each such bonus (the “Bonus”), to be determined by the Human Resources Committee of the Board (the “HR Committee”) based upon the profit plan of the Company developed by the Executive and other designated officers of the Company and approved by the HR Committee in all events prior to the end of the first quarter of the fiscal year with respect to which the Bonus is payable and where practicable prior to the commencement of

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such fiscal year.  The Bonus shall be payable in accordance with the terms of such plan and shall be paid within ninety (90) days after the end of each fiscal year of the Company or as soon as practicable after the completion of the audit of the Company’s consolidated financial statements for such fiscal year by the Company’s independent registered public accountants. This Agreement shall not be interpreted to require the payment of a Bonus if the Company fails to meet requirements established by the Board for the payment of such Bonus for a particular fiscal year, however, the Executive shall be entitled to participate in any cash bonus plan on the same basis (except with respect to the amount of such bonus) as the CEO.

6.                  Other Benefits.

a.         Participation in 401(k), Medical Plans, Insurance Plans and Other Benefits.  The Executive shall be entitled to participate in the employee benefit plans that the Company or ICC maintains from time to time for the benefit of its employees and for the Executive pursuant to this Agreement and that include its executive officers relating to (i) 401(k) benefits, (ii) medical insurance and/or the reimbursement of uninsured medical expenses commencing after the date of employment of the Executive by the Company, (iii) group term life insurance benefits, (iv) group disability benefits, (v) the Life Insurance Benefit and (vi) the Disability Benefit.  This provision shall not preclude the Company or ICC from any amendment to, or termination of, any such plan (other than the Life Insurance Benefit or the Disability Benefit) so long as the total scope and value of the benefits is not materially reduced after the date of this Agreement.  For purposes of this Agreement, (A) the “Life Insurance Benefit” means a life insurance policy in the face amount of $2,000,000 payable on the death of the Executive to his designated beneficiaries during the Term or during the Consultancy Term, if in effect, the premiums on which will be paid by the Company during the Term and during the Consultancy Term; provided that, face amount of such life insurance policy shall be reduced at the end of each year of any Consultancy Term by $400,000 and (B) the “Disability Benefit” means a disability policy provided to the Executive (premiums with respect to which are paid for by the Company) if any such policy is made available by the Company to any executive officer of the Company and which policy is in addition to group long term disability benefits of the Company, for a number of years equal to the lesser of five or the number of years remaining in the Consultancy Term at the time of Disability, but any such amount reduced by any payments received by the Executive from any other long term disability benefits of the Company.

b.         Expenses.  The Executive shall be entitled to be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his rendering of services set forth in Section 1c. of this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company.  The Company shall provide the Executive with perquisites as are specifically approved from time to time by the Board for the Executive.

7.                  Loyalty.

a.         Devotion to Performance.  As further provided in Section 11 below, during the Term, the Executive will devote all of the Executive’s full business efforts and time to the Company and will use good faith efforts to discharge the Executive’s obligations under this Agreement to the best of the Executive’s ability and in accordance with  the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct.  For the duration of the Term, the Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board or the applicable committee of the Board;  provided, however, that the Executive may, without such the approval, serve in any capacity with any civic, educational, or charitable organization, provided such services do not unreasonably interfere with the Executive’s obligations to the Company.

b.         Investments.  Nothing contained in this Section 7 shall be deemed to prevent or limit the Executive’s right to invest, in conformity with the other provisions of this Agreement, in the capital stock or other securities of any business dissimilar from that of the Company or, solely as a passive or minority investor, in any business.

8.                  Standards.

The Executive shall perform his duties under this Agreement in accordance with such reasonable standards as the Board may establish from time to time.  The Company will provide the Executive with working facilities and staff customary for similarly situated executive officers and necessary for him to perform his duties.

9.                  Vacation.  At such reasonable times as the Executive’s work load and the Company’s business and staffing needs shall permit, consistent with the Company’s safe and sound operations, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with respect to the Company under this Agreement, all such voluntary absences to count as vacation time, provided that:

a.         Annual Vacation.  The Executive shall be entitled to an annual vacation of twenty (20) business days to be taken in accordance with such policies as the Board may periodically establish for senior management employees of the Company.

b.         No Additional Compensation.  The Executive shall not receive any additional compensation from the Company on account of his failure to take a vacation, and the Executive shall not accumulate unused vacation from one calendar year to the next, except in either case to the extent authorized by the Board.

10.              Termination and Termination Pay.  The Company may terminate the Executive’s employment hereunder at any time and for any reason or no reason, and nothing herein shall be interpreted to circumscribe that right; however, the parties hereto agree that differing financial obligations and entitlements shall pertain to various types of termination as described in this Agreement, but only as provided for in this Section 10.

a.         Consultant Agreement.  In the event of termination of the employment of the Executive by the Company without Just Cause or by the Executive for Good Reason or upon his Retirement, but not in the event of (i) a voluntary termination of employment by the Executive (other than for Good Reason or by reason of Retirement or pursuant to Section 12) or (ii) termination of employment as a result of the expiration of the Term by reason of a notice not to extend this Agreement as provided in Section 3, the provisions of the Consultant Agreement shall take effect and the Company shall commence paying the amount due thereunder for the balance of the term of the Consultant Agreement (the “Consultancy Term”), subject to the provisions of that agreement.

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b.         Death.  Employment under this Agreement shall terminate upon the Executive’s death during the Term, in which event the Executive’s estate shall be entitled to receive the Base Salary due the Executive through the last day of the calendar month in which his death occurred, together with any earned but unpaid Bonus, plus the Life Insurance Benefit.

c.         Disability.  Employment may be terminated hereunder upon the Board’s determination that the Executive is suffering a Disability.  For purposes of this Agreement, “Disability” means any physical or mental infirmity that impairs the Executive’s ability to substantially perform his duties under this Agreement and that qualifies for payments under the policy providing the Company’s Disability Benefit.

d.         Just Cause.  In the event that employment hereunder is terminated by the Company for Just Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except for any accrued but unpaid Bonus or as may be provided by law.  “Just Cause” means for the purpose of this Agreement:

(i)         The Executive’s willful and continued failure to perform the duties and responsibilities of his position (including the duties and obligations in Section 11) after there has been delivered to the Executive a written demand for performance from the Board that describes the basis for the Board’s belief that the Executive has not substantially performed his duties in all material respects and provides the Executive with fifteen (15) business days to take corrective action;

(ii)        Any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action is likely to result in the substantial personal enrichment of the Executive;

(iii)       The Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)       A willful breach of any fiduciary duty owed to the Company by the Executive that the Board reasonably believes has had or will likely have a material detrimental effect on the Company’s reputation or business;

(v)        The Executive’s being found liable in any Securities and Exchange Commission or any state or any broker dealer or commodities self-regulatory organization or other civil or criminal securities law action or proceeding or entering any cease and desist order with respect to such action or proceeding (regardless of whether the Executive admits or denies liability) related to the business of the Company or its subsidiaries or affiliates, which the Board reasonably determines was based on willful actions by the Executive and is material and adverse to the Company;

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(vi)       The Executive’s willfully A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); provided that, the Executive’s failure to waive attorney-client privilege relating to communications with the Executive’s own attorney in connection with an Investigation will not constitute “Just Cause”; or

(vii)      The Executive’s disqualification or bar by any governmental or broker  dealer or commodities self-regulatory authority from serving as Chairman of the Company or the Executive’s loss of any governmental or self-regulatory authority license that is reasonably necessary for the Executive to perform his responsibilities as Chairman of the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.  While any disqualification, bar or loss continues during the Executive’s employment, the Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if the Executive’s employment is not permissible, the Executive will be placed on leave (which will be accrued and paid to the Executive to extent legally permissible).

Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive in determining a majority should he be a director at the time) at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was engaged in conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership(excluding the Executive in determining a majority should he be a director at the time), that there is a reasonable basis for its determining that the Executive was engaged in conduct constituting Just Cause, the Board may suspend the Executive from his duties hereunder for a reasonable time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board.  For purposes of this subparagraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

e.         Termination by the Company Without Just Cause or by the Executive for Good Reason.

In addition to terminations covered by other sections of this Agreement, including termination by the Company for Just Cause, the Executive’s Disability or Death, or by the Executive on account of Retirement, or by reason of the expiration of the Term of this Agreement following a notice of non-renewal, the Board may terminate the Executive’s employment at any time for any reason or no reason upon fifteen (15) business days written notice to the Executive, or the Executive may terminate this Agreement for Good Reason by prior written notice to the Company delineating in detail such Good Reason and by providing reasonable opportunity of not less than fifteen (15) business days for the Company to cure or correct any such Good Reason. In the event of such a termination, then in either such case, the Term of this Agreement shall end and the Consultancy Period shall commence under the Consultant Agreement; provided that, during the term of the Consultant Agreement, the Disability Benefit and the Life Insurance Benefit shall continue to be payable to the extent provided for in Section 6a.  For purposes of this Agreement “Good Reason” shall mean (A) the moving of the headquarters of the Company such that Executive is required to travel more than thirty (30) additional miles from the Executive’s current personal residence; (B) the assignment to the Executive of duties and responsibilities substantially inconsistent with those normally associated with his position described in Section 1 hereof; (C) a material reduction in the Executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company; (D) a reduction of the Executive’s Base Salary, a failure by the Company to maintain and pay premiums with respect to the Disability Benefit or the Life Insurance Benefit or a material reduction of his benefits otherwise provided hereunder taken as a whole;  (E) the Company shall materially breach this Agreement; or (F) the Company shall fail to maintain directors and officers liability insurance on substantially the same terms as on the date of this Agreement covering the Executive or the Company’s certificate of incorporation or by laws shall be amended to reduce the indemnification obligations of the Company to the Executive.

f.          Retirement.  Upon the Executive’s Retirement, the Term of this Agreement shall end and the Consultancy Period shall commence under the Consultant Agreement; provided that, during the term of the Consultant Agreement, the Disability Benefit and the Life Insurance Benefit shall continue to be payable to the extent provided for in Section 6a.  For purposes of this Agreement, the term “Retirement” means retirement from employment by the Company upon ninety (90) days prior notice to the Board.

g.         Voluntary Termination by the Executive.  The Executive may voluntarily terminate employment with the Company during the Term without Good Reason or Retirement upon at least ninety (90) days’ prior written notice to its Board. In the event of such voluntary termination hereunder, the Executive shall receive only his compensation, accrued and unpaid bonus, vested rights and employee benefits up to the date of his termination.

11.              Limitation on Activities.

a.         Activities During the Term

(i)         In addition to the obligations identified in Section 7a., except with the prior written consent of the Board, the Executive will not during the Term undertake or engage in any other employment or occupation except as permitted by Section 11a.  This provision shall not be deemed to preclude the Executive’s participation or membership in professional societies, service on the board of similar governing body of any not for profit organization, lecturing or the acceptance of honorary positions that are in any case incident to his employment by the Company, which are not adverse or antagonistic to or competitive with the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise and are consistent with the Executive’s obligations regarding the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates as provided in Section 11a.

(ii)        Except as permitted by Section 11a. or Section 7a., the Executive will not assume or participate in, directly or indirectly, any position or interest adverse or antagonistic to the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise, or take any action towards any of the foregoing.

(iii)       Without limiting the scope or effect of the provisions of clauses (i) and (ii) immediately above, during the Term, except on behalf of the Company or its subsidiaries or its affiliates, the Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever that directly competes with the Company or its subsidiaries or affiliates, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the Company or its subsidiaries or affiliates (or any successor to their business).  Section 11a.(ii) or (iii) shall not prohibit the Executive from owning (i) as a passive investor only, an aggregate of not more than one (1) percent of the total stock or equity interests of such company or partnership, or (ii) stock or equity interests of such company or partnership held through a mutual fund or other similar investment vehicle over which neither the Executive nor his affiliates has any investment discretion or control.

(iv)       (A)  Except as may be required by law, or except to the extent of the Executive’s duties and responsibilities hereunder, the Executive will keep secret and confidential indefinitely all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by or disclosed to the Executive during the course of the Executive’s employment with the Company (“Confidential Information”) and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.

            (B)  At the later of the end of the Term or if applicable the Consultancy Period (whether by expiration or termination) or at the Company’s earlier request, the Executive will promptly return to the Company any and all records, documents, physical property, information, computer disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by the Executive during the course of his employment with the Company and not keep any copies thereof.

            (C)  The Executive acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by the Executive, in whole or in part, or conceived by the Executive either alone or with others, when employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Executive’s termination of employment, are owned by the Company (“Company IP”).  The Executive assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company’s expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by the Executive and the Executive will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate

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to secure to the Company and its affiliates the benefits of Company IP.  Such patents, trademarks, copyrights and service marks will at all times be the property of the Company and its affiliates.  The Executive promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP.

            (D)  To the extent that any court or agency seeks to require the Executive to disclose Confidential Information, the Executive promptly will inform the Company and take reasonable steps to endeavor to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency.  To the extent the Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive will promptly inform the Company and take reasonable steps to endeavor to maintain the confidentiality of such information and to preserve such privilege.

            (E)  Confidential Information does not include information already in the public domain or information which has been released to the public by the Company.  Nothing in this Section 11 will be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry.  Subject to Section 11a.(iv)(D), the Executive will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.

b.         Activities After the Term

(i)         The Executive agrees and acknowledges that the provisions of this Section 11b. are necessary to protect the legitimate business interests of the Company and are fair and reasonable for numerous reasons, including the Executive’s receipt of the specific consideration expressed in Sections 2, 4, 5, 6, 10 and 12 of this Agreement. In addition, as a result of the Executive’s executive position with the Company, the Executive has had, and will continue to have, access to significant confidential, proprietary or trade secret information of the Company, so that, if the Executive were employed by a competitor of the Company, there would be a substantial risk to the Company of the Executive’s use of its confidential, proprietary or trade secret information.  Based on the foregoing, for a period of six (6) months after the termination of the Executive’s employment with the Company, absent the Company’s prior written approval (with concurrence by the Board), the Executive will not directly or indirectly:

(A)       render any services to, or engage in any activities for, any other person, firm, corporation or business organization with respect to any product, process, technology or service, in existence or under development that substantially resembles or competes with a product, process, or service of the Company in existence or under development upon which the Executive worked or exercised supervisory responsibility at the time during the Executive’s employment with the Company;

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(B)       solicit employees of the Company to leave their employ or offer or cause to be offered employment  to any person who is or was employed by the Company at any time during the six (6) months prior to the termination of the Executive’s employment with the Company;

(C)       entice, induce or encourage any of the Company’s other employees to engage in any activity that, were it done by the Executive would violate any provision of this Section 11b.; or

(D)       otherwise attempt to interfere with or disrupt the business or activities of the Company or its subsidiaries or affiliates after written notice and a 60-day cure period.

(ii)        The Executive agrees that if he acts in violation of this Section 11 b., the number of days that the Executive is in violation will be added to the time period specified in this Section 11b.

(iii)       Regardless of the foregoing, the provisions of this Section 11b. shall not apply to the Executive if this Agreement is terminated by (y) by the Executive for Good Reason, or (z) by the Company for any reason or no reason, other than Just Cause or Disability.

12.              Change in Control.

a.         Termination After Change in Control.  Notwithstanding any provision herein to the contrary, if, in connection with or within twenty four (24) months after any Change in Control of the Company the employment of the Executive under this Agreement is terminated by the Company without the Executive’s prior written consent and for a reason other than Just Cause, or the Disability or death of the Executive or the Executive terminates his employment for any reason, the Executive shall be deemed to have been terminated under the provisions of Section 10e. and the Consultancy Term shall commence under the Consultant Agreement.  The term “Change in Control” shall mean if any of the following events shall occur after the Commencement Date of this Agreement:

(i)         the acquisition by any person, directly or indirectly, of beneficial ownership or power to vote more than thirty-five percent (35%) of the Company’s Voting Stock;

(ii)        the first purchase of the Company’s Voting Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an affiliate of the Company);

(iii)       the acquisition by any person, directly or indirectly, of the control of the election of a majority of the Company’s directors;

(iv)       the exercise of a controlling influence over the management or policies of the Company by any person or by persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

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(v)        during any period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least two-thirds (2/3) thereof; provided that, any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office shall be considered a Continuing Director; or

(vi)       the approval by the Company’s shareholders of (A) a merger or consolidation of the Company with or into another Company (other than a merger or consolidation in which the Company is the surviving Company and that does not result in any reclassification or reorganization of the Company’s then outstanding shares of Voting Stock or a change in the Company’s directors, other than the addition of not more than three directors), (B) a sale or disposition of all or substantially all of the Company’s assets, or (C) a plan of liquidation or dissolution of the Company.

The term “person” as used above means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein, or a person or persons acting as a group within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act.  The term “Voting Stock” means equity securities of the Company having the ordinary right to vote for the election of directors of the Company.  Any other provision hereof to the contrary notwithstanding, no Change of Control shall be deemed to have occurred for purposes of this Agreement as a result of: (A) any offering registered with the Securities and Exchange Commission of stock to the Company’s shareholders and/or other investors or other offering conducted by the Company to meet regulatory capital requirements at the demand of a regulatory authority or to meet regulatory requirements, or (B) the acquisition of beneficial ownership in Voting Stock by the Executive or any member of his family or any entity controlled by him or members of his family (with the Executive, each an “Executive Related Person”) or where the person acquiring the requisite percentage of beneficial ownership in Voting Stock identified above acquired such beneficial ownership from Executive Related Persons, or (C) as a result of any exercise of voting or consent rights related to the Voting Stock by Executive Related Persons or any proxy appointed by any of them or as a result of the exercise of voting or consent rights related to the Voting Stock by persons who acquired such Voting Stock from Executive Related Persons, or (D) any transfer of Voting Stock beneficially owned by an Executive Related Person as a result of the death or disability of an Executive Related Person that a majority of the full Board determines is not a Change of Control.  For purposes hereof the term “beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act and the term “controlled” has the meaning given such term in Rule 12b-2 under the Exchange Act.

b.                  Gross-Up of Payments

                                    (i)         Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its successor to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Consulting Agreement or otherwise, but determined without regard to any additional payments required under this Section 12b. (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (ii)        Subject to the provisions of Section 12b.(ii), all determinations required to be made under this Section 12b., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized firm of accountants selected by the Board which is registered with Public Company Accounting Oversight Board (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 12b., shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 12b.(ii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iii)               The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

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(A)              give the Company any information reasonably requested by the Company relating to such claim,

(B)              take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)              cooperate with the Company in good faith in order effectively to contest such claim, and

(D)              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 12b(iii).  The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)              If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12b.(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 12b.(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12b.(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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13.              Injunctive Relief.  If there is a breach or threatened breach of the provisions of Section 11 of this Agreement, the Executive acknowledges and agrees that there is no adequate remedy at law for such breach and that the Company shall be entitled to injunctive relief restraining the Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

14.              Representation of the Executive.  The Executive hereby represents and warrants to the Company that he has full power and authority to enter into this Agreement and to perform his duties and obligations hereunder, and that the execution and performance hereof is not and will not in any manner conflict with or result in a violation of any other contract, agreement, covenant.

15.              Reimbursement of Legal Fees; Interest on Amounts Due.  In the event of a good faith dispute by the Executive with the Company, or by the Company whether or not in good faith with the Executive under this Agreement, the Company shall pay as incurred all the reasonably incurred fees and expenses of legal counsel for the Executive in connection with such dispute provided that the Executive provides (i) the Company with reasonable documentation of such expenses and (ii) provides the Company with an unsecured undertaking to repay such fees and expenses in the event a court of competent jurisdiction determines in a final non‑appealable ruling that the Executive acted not in good faith.  The Executive will be deemed to have acted in good faith for purposes of this Section in the absence of such court determination.  In addition, the Company shall pay interest at the rate of two percent (2%) over the prime rate of Citibank, N.A. on any amounts due the Executive hereunder that were not paid as provided in this Agreement due to a dispute hereunder if it is determined that such amounts were due the Executive for the period of time from the date of the amount should have been paid to the date such amount was actually paid by the Company or other third party.

16.              Waiver of Jury Trial.  The Executive hereby irrevocably and unconditionally waives any right he may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement.

17.              Conditions of Receipt of Benefits under Consultant Agreement.  Except in the event of the death of the Executive, the receipt of the benefits of the Consultant Agreement will be subject to the Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Commencement Date.  No payments under the Consultant Agreement will be paid or provided until the separation and release of claims agreement becomes effective.  The Company agrees that it will execute and deliver to the Executive said separation and release of claims agreement no later than eight (8) days after it receives a copy of such agreement executed by the Executive.  The Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the “Effective Date” thereof (as defined in such separation and release of claims agreement), even if the Company fails or refuses to execute and deliver same to the Executive.

18.              Section 409A.

a.         It is the parties’ intention that the payments and benefits to which the Executive could become entitled in connection with the Executive’s employment under this Agreement be exempt from or comply with Section 409A (“Section 409A”) of the Code.  The provision of this Section 18 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention while to the maximum possible extent preserving the economic terms otherwise intended hereunder.  If the Company believes, at any time, that any of such payment or benefit is not so exempt or does not so comply, the Company will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Executive and on the Company) or to mitigate any additional tax or interest (or both) that may apply under Section 409A if exemption or compliance is not practicable.  The Company agrees that it will not, without the Executive’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax or interest (or both) upon the Executive under Section 409A, unless such action or omission is pursuant to the Executive’s written request.

b.         To the extent applicable, each and every payment made pursuant to Section 18 of this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii).

c.         If the Executive is a “specified employee” (determined by the Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Executive’s separation from service as defined for purposes of Section 409A (a “Separation from Service”) with the Company, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Executive to additional tax or interest (or both) under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (d) the Executive’s death and (y) the first business day of the seventh (7th) month immediately following the Executive’s Separation from Service.

d.         Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year (subject to any lifetime or other annual limits provide under the Company’s health plans), (ii) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, or (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

e.         Any payment or benefit paid or provided under Sections 10 or 12 hereof or otherwise paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Separation from Service occurs; provided, however that the Company reimburses such expenses no later than the last day of the third taxable year following the Executive’s taxable year in which the Executive’s Separation from Service occurs.

f.          It is the parties’ intention that the definition of Good Reason and the separation-from-service procedures specified in Section 18 hereof satisfy the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an “involuntary separation from service” for purposes of Section 409A.

g.         Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not constitute a “legal settlement” in accordance with Treasury Regulation 1.409A-1(b)(11) will be paid by the Company to the Executive not later than the last day of your taxable year following the year in which the dispute is resolved.

h.         Any payment, benefit or entitlement provided for in this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to the Executive only upon a Separation from Service.

19.              Former Employment Agreement.  The Former Employment Agreement is terminated effective as of the effective date of this Agreement without any further liability of the parties thereto, and is replaced by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                                                     INVESTORS CAPITAL HOLDINGS LTD.

                                                                                    By:

Douglas C. Leonard, Secretary                                           Timothy B. Murphy, President and

Chief Executive Officer

WITNESS:                                                                  EXECUTIVE

                                                                                    By:

                                                                                          Theodore E. Charles, individually

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